EXHIBIT 11.1

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Twelve Weeks Ended July 24, 1999 and July 25, 1998

                                            Twelve Weeks Ended
                                          ----------------------
                                           July 24,    July 25,
                                             1999        1998
                                          ---------    ---------
Diluted:
  Net earnings (loss) applicable to common
    shares                                $   (960)    $  1,387
                                          =========    =========
Shares:
  Weighted average number of
    common shares outstanding               17,781       17,639
  Shares issuable under employee
    stock plans - weighted average               -*          31
  Dilutive effect of exercise of
    certain stock options                        -*         277
  Less: Treasury stock-weighted average     (7,864)      (7,624)
                                          ---------    ---------
  Weighted average number of common and
    common equivalent shares outstanding     9,917       10,323
                                          =========    =========
Net earnings (loss) per common and
    common equivalent shares              $  (0.10)    $   0.13
                                          =========    =========

* The dilutive effect of 34,159 stock options as well as 402,946 shares issuable under employee stock plans was not considered as the effect is antidilutive.






                              28